EXHIBIT 99.1

AT SCHAWK, INC.: James J. Patterson Sr. VP and CFO 847-827-9494 jpatterson@schawk.com	AT DRESNER CORPORATE SERVICES: Investors: Philip Kranz 312-780-7240 pkranz@dresnerco.com
Media: Steve Carr 312-780-7211 scarr@dresnerco.com

SCHAWK ANNOUNCES EARNINGS
FOR THIRD-QUARTER AND FIRST NINE-MONTH PERIODS OF 2006

Des Plaines, IL, October 31, 2006—Schawk, Inc. (NYSE: SGK), one of the world’s leading providers of digital imaging graphic services to the consumer products and brand imaging markets, reported today third-quarter 2006 earnings of $0.30 per fully diluted share compared to $0.32 per fully diluted share in the third quarter of 2005. Income from continuing operations resulted in third-quarter 2006 earnings of $0.30 per fully diluted share and 2005 earnings of $0.29 per fully diluted share. Third-quarter 2005 results also included a charge of $0.04 per share for acquisition integration expenses.

For the nine months ended September 30, 2006, the Company reported earnings of $0.79 per fully diluted share compared to $0.83 per fully diluted share in the first nine months of 2005. Income from continuing operations for the nine-month period resulted in earnings per fully diluted share of $0.81 compared to $0.84 per fully diluted share on the same basis for the first nine months of 2005. The current year nine-month period results included $0.02 per share of acquisition integration expenses and the benefit of a $0.05 per share reserve reversal related to settlement of litigation in the second quarter of 2006. The prior-year nine-month period results included a charge of $0.09 per share for acquisition integration expenses.

Sales from continuing operations in the third quarter of 2006 decreased $16.8 million, or 11.1 percent, to $134.8 million from $151.6 million in the same period of 2005. In the 2006 third quarter, entertainment account revenue was $4.1 million lower than in the previous year’s third quarter. Additionally, revenue from the Company’s largest retail account was $3.3 million lower in the 2006 third quarter than in the previous year’s third quarter, consistent with this client’s previously announced intention to reduce overall advertising spending in 2006. The Company expects sales to this client will be lower by $3 to $4 million in the fourth quarter compared to the prior-year fourth quarter unless the client increases advertising spending.

Additionally, revenues from the East Coast facility that was closed in June 2006 were $2.4 million lower in the third quarter of 2006, as these accounts were sold along with the discontinued operations on February 28, 2006. The Company also experienced weakness in its European operations, where sales were down $1.7 million in the quarter. The balance of the decrease in sales from continuing operations in the third quarter of 2006 was due to softness in North American consumer products packaging accounts and advertising accounts. Exacerbating

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Schawk, Inc. Third-Quarter 2006 Results

the decline in sales in the third quarter was the fact that certain new business wins from earlier in the year did not contribute to the period’s revenue as much as anticipated. The Company expects to see more revenue from this new business in the fourth quarter of 2006.

Gross margin from continuing operations increased to 35.9 percent in the third quarter of 2006 from 35.2 percent in the prior-year third quarter. Despite a reduction in sales, gross margin increased due to cost reduction efforts at certain operating locations.

Operating income from continuing operations increased to $15.8 million in the third quarter of 2006 from $15.0 million in the prior-year third quarter. Third-quarter 2006 operating margin from continuing operations was 11.7 percent compared to 9.9 percent in the 2005 third quarter. Excluding acquisition integration expenses, 2005 third-quarter operating income from continuing operations was $17.0 million and operating margin was 11.2 percent. Third-quarter 2006 operating income and operating margin was higher than in the prior-year third quarter as a result of reduced costs as compared to the third quarter of 2006. However, operating income and operating margin were negatively impacted by the shortfall in sales as noted above. In addition, third-quarter 2006 operating income included approximately $0.4 million of losses connected with the closing of an East Coast facility announced in the second quarter of 2006 and $0.2 million of stock option expense.

Other income (expense) from continuing operations resulted in net other expense of $2.6 million in the third quarter of 2006 compared to $2.1 million in the prior-year third quarter. Net interest expense, the largest component of this category, increased to $2.7 million from $2.2 million in the 2005 third quarter. The increase in interest expense was from a combination of higher short-term borrowing rates and the amortization of the present value discount related to vacant property reserves.

The third-quarter income tax provision from continuing operations is at an effective rate of 37.7 percent for 2006, comparable to 36.9 percent in 2005. The increase in the effective tax rate was due to higher profits in higher tax jurisdictions than in the prior-year third quarter.

Income from continuing operations was comparable at approximately $8.2 million in the third quarters of 2006 and 2005, despite an 11.1 percent drop in sales in the third quarter of 2006. On a percentage of sales basis, income from continuing operations increased to 6.1 percent from 5.4 percent in the prior-year third quarter.

Net income was $8.1 million in the third quarter of 2006 compared to $8.8 million in the same period of 2005.

Consolidated Results for Nine Months Ended September 30, 2006
For the nine-month period ended September 30, 2006, net sales from continuing operations decreased 1.8 percent to $408.6 million compared to $416.1 million for the same period of the prior year, primarily due to a decline in sales to the Company’s advertising and entertainment accounts, the reduction in overall advertising spending by the Company’s largest retail client, lost revenue from resigned accounts at closed or sold facilities, and lower advertising account revenues due to lower spending levels on promotions compared to the nine months of 2005.

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Schawk, Inc. Third-Quarter 2006 Results

Additionally, as a reminder, the acquisition of Seven Worldwide occurred at the end of January 2005. Therefore first-nine months 2005 results did not include Seven’s month of January 2005 revenues and expenses. Seven contributed approximately $19.8 million of acquisition revenues from continuing operations in January 2006, increasing revenues for the first nine months of 2006. Excluding the $19.8 million of revenue in the month of January 2006 to make the periods comparable on a pro forma basis, sales from continuing operations decreased 6.6 percent from $416.1 million in 2005 to $388.8 million in 2006.

Gross margin from continuing operations for the first nine months of 2006 was 35.2 percent as compared to 35.1 percent in the prior-year period.

Nine-months operating income from continuing operations increased to $43.7 million in the 2006 period from $41.0 million in the 2005 period, an increase of 6.6 percent. Excluding the reserve reversal in connection with the lawsuit settlement and acquisition integration expenses, operating income from continuing operations for the first nine months of 2006 decreased to $42.3 million from $44.8 million for the same period of 2005, a decrease of 5.6 percent. The operating margin from continuing operations increased to 10.7 percent as compared to 9.9 percent in the 2005 nine-month period. Before acquisition integration expenses and the lawsuit settlement, the operating margin from continuing operations would have been 10.4 percent for the current nine month period versus 10.8 percent in the same period of 2005. The operating results in the current year-to-date period were negatively impacted by the low margin month of January in the 2006 results for certain former Seven operations (the prior year period did not include Seven’s results for the month of January because Seven was acquired February 1, 2005), the lower sales in the third quarter and the negative comparisons for the East Coast facility and for Europe for 2006 compared to 2005. In addition, nine-month 2006 selling, general and administrative expenses included $0.8 million of stock option expense compared to no stock option expense in 2005, as a result of the new rules requiring the expensing of stock options in 2006.

Other income (expense) from continuing operations in the nine-month period ended September 30, 2006, resulted in net other expense of $7.8 million, compared to $5.2 million of net expense in the comparable prior-year period primarily as a result of increased interest expense.

Income tax expense from continuing operations for the first nine months of 2006 was at an effective rate of 37.7 percent versus 37.5 percent in the 2005 period. The Company currently anticipates that the effective tax rate from continuing operations will be in the range of 37.7 percent to 38.7 percent for the full year of 2006.

Nine-month income from continuing operations was comparable year to year, at $22.3 million in 2006 and $22.4 million in 2005. Net income decreased slightly to $21.9 million during the 2006 nine-month period from $22.2 million in the 2005 nine-month period.

Other Information
Depreciation and amortization expense was $5.8 million for the third quarter of 2006 and $7.1 million for the third quarter of 2005. For the 2006 nine-month period, depreciation and amortization expense was $18.4 million compared to $20.1 million in the prior-year nine-month

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Schawk, Inc. Third-Quarter 2006 Results

period. The decrease was due to the depreciation and amortization that was associated with discontinued operations that are included in the prior-year totals.

Capital expenditures in the third quarter of 2006 were $5.2 million compared to $6.2 million in the same period of 2005. For the first nine months of 2006, capital expenditures were $18.0 million compared to $14.6 million in the prior-year period. The increase in capital expenditures is due in part to the purchase of new software and hardware for new accounting, costing and billing systems, and equipment for the Anthem design office in York, England, as well as an additional month of capital spending in 2006 as compared to 2005 for the former Seven Worldwide operations.

The Company’s balance sheet as of September 30, 2006, improved compared to the year ended December 31, 2005, through an $18.5 million reduction in debt. The percentage of total debt to equity improved to 58.6 percent from 73.5 percent. In addition, the percentage of total debt to total capital improved to 36.9 percent at September 30, 2006, from 42.4 percent at December 31, 2005. The Company also had approximately $76 million of outstanding borrowings on its revolving credit facility and $39 million of additional availability as of September 30, 2006. The Company’s debt increased from the end of the second quarter by $17.8 million. The increase was caused by three factors: 1) a $7.5 million outflow for acquisitions in the third quarter; 2) the timing of the receipt of $2.0 million for the balance due on the sale of the discontinued operations received soon after the end of the third quarter; and 3) a temporary increase in receivables. By the third week in October the receivables were reduced and debt decreased by $7.4 million from the end of the third quarter.

Management Comments
President and Chief Executive Officer David A. Schawk commented, “While the third quarter was challenging from a revenue standpoint, we are confident that we are well positioned as it relates to the markets we serve. Throughout this period we have made significant strides to further entrench ourselves in these markets. Our sales results were impacted by a few main items: 1) our entertainment business was impacted by fewer movie releases and promotions; 2) the reduction in sales to our largest retail client, as anticipated; 3) as part of the market focusing activity we undertook earlier in the year we elected to walk away from certain accounts that did not fit the portfolio of business were are concentrating on; 4) finally, there has been a general softness in most consumer products promotional activity this year on a comparative basis as many of our clients paused after significant changes to their designs in 2005.

“On the business development front,” Mr. Schawk continued, “we continue to see a very strong new business pipeline, and we believe we will begin to see contributions from these wins in the fourth quarter. Recent new business wins in the third quarter include a major award of business from one of the world’s leading cosmetics firms as well as being awarded the global design and promotional work for the 2008 Olympic Games by a major beverage producer. In addition we are seeing great interest in the way that Schawk’s offering addresses the issue of sustainable packaging that is a major initiative of virtually every consumer products company in the world. We expect our business pipeline will continue to grow and believe that it will have a positive impact on the fourth quarter and produce revenue growth in 2007.

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Schawk, Inc. Third-Quarter 2006 Results

Mr. Schawk continued, “Throughout the third quarter, we spent a great deal of time and energy focusing on improving operating margins. As a result, efficiencies realized from continuing operations, excluding special charges and gains, has improved sequentially from 8.5 percent in the first quarter of 2006 to 10.8 percent in the second quarter and 11.7 percent in the third quarter. While we have not yet met our goals in this regard, we are confident that we are taking the necessary steps to improve our operations by bringing costs in line with revenues and at the same time having great success winning new business. We will continue to take the steps necessary that will benefit the Company, its employees and its shareholders in 2007 and beyond.”

Mr. Schawk concluded, “As part of this effort, we have spent a great deal of time working on our European group. While we have made significant progress over the last few months, we feel that our more aggressive activity will be beneficial not only for our group in that region but for our company overall. Accordingly, we plan to take a charge of three to five cents per share in the fourth quarter for restructuring costs to further streamline this operation and enable us to grow in that region. We have excellent capabilities in Europe and believe that by bringing its cost structure in line we will be able to more effectively drive revenue growth.”

Conference Call
Schawk invites you to join its third-quarter 2006 earnings conference call today at 9:30 a.m. central time. Hosting the call will be David A. Schawk, president and CEO, A. Alex Sarkisian, executive vice president and chief operating officer, and James J. Patterson, senior vice president and chief financial officer. To join the call, please dial 866-362-4832 or 617-597-5364 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call. If you are unable to participate on the call, a replay will be available until November 7, 2006, at 11:59 p.m. eastern time, by dialing 888-286-8010 or 617-801-6888, entering conference ID 13737498, and following the prompts. To access the call on the Internet, go to:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=1401139.

About Schawk, Inc.
Schawk, Inc., headquartered in suburban Chicago, is one of the world’s largest independent brand image solutions companies. Schawk delivers a broad range of digital pre-media graphic services through 151 locations in 12 countries across North America, Europe, Asia and Australia. Schawk designs, creates and manages images and text for reproduction to exact specifications for a variety of media, including packaging for consumer products, point-of-sale displays and other promotional and advertising materials. Schawk provides its services to the food, beverage, health & beauty, pharmaceutical, home care and consumer products industries. For more information, visit www.schawk.com.

Note: This press release contains mention of various non-GAAP measures in an effort to better provide an understanding of Schawk's financial performance. Schawk has provided a reconciliation of GAAP to Non-GAAP numbers as they relate to integration costs and non-recurring other income in a table on the last two pages of today's press release.

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Schawk, Inc. Third-Quarter 2006 Results

Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, higher than expected costs, or unanticipated difficulties associated with, integrating the acquired operations of Winnetts and Seven Worldwide, higher than expected costs associated with compliance with legal and regulatory requirements, the strength of the United States economy in general and specifically market conditions for the consumer products industry, the level of demand for Schawk's services, loss of key management and operational personnel, our ability to implement our growth strategy, the stability of state, federal and foreign tax laws, our continued ability to identify and exploit industry trends and exploit technological advances in the imaging industry, our ability to implement restructuring plans, the stability of political conditions in Asia and other foreign countries in which we have production capabilities, terrorist attacks and the U.S. response to such attacks, as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

Financial Tables to Follow

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Schawk, Inc. Third-Quarter 2006 Results

Schawk, Inc.
Consolidated Statements of Operations
Three Months Ended September 30, 2006 and 2005
(Unaudited)
(In Thousands, Except Share Amounts)

	2006	2005
Net sales	$134,779	$151,644
Cost of sales	86,430	98,270
Selling, general, and administrative expenses	32,546	36,419
Acquisition integration expenses	--	1,971
Operating income	15,803	14,984
Other income (expense):
Interest income	84	103
Interest expense	(2,720)	(2,180)
Other income (expense)	--	12
	(2,636)	(2,065)
Income from continuing operations before income taxes	13,167	12,919

Income tax provision	4,961	4,763
Income from continuing operations	8,206	8,156
Income (loss) from discontinued operations, net of tax (benefit) expense of ($1) in 2006 and $374 in 2005	(57)	604
Net income	$8,149	$8,760
Earnings per share:
Basic:
Income from continuing operations	$0.31	$0.31
Gain (loss) from discontinued operations	--	0.03
Net income per common share	$0.31	$0.34
Diluted:
Income from continuing operations	$0.30	$0.29
Gain (loss) from discontinued operations	--	0.03
Net income per common share	$0.30	$0.32
Weighted average number of common and common equivalent shares outstanding - diluted	27,496	27,705
Dividends per common share	$0.0325	$0.0325

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Schawk, Inc. Third-Quarter 2006 Results

Schawk, Inc.
Consolidated Statements of Operations
Nine Months Ended September 30, 2006 and 2005
(Unaudited)
(In Thousands, Except Share Amounts)

	2006	2005
Net sales	$408,628	$416,053
Cost of sales	264,807	270,161
Selling, general, and administrative expenses	101,527	101,094
Acquisition integration expenses	758	3,772
Other income	(2,120)	--
Operating income	43,656	41,026
Other income (expense):
Interest income	280	254
Interest expense	(8,039)	(5,958)
Other income (expense)	--	498
	(7,759)	(5,206)
Income from continuing operations before income taxes	35,897	35,820
Income tax provision	13,550	13,425
Income from continuing operations	22,347	22,395
Loss from discontinued operations, net of tax benefit of $241 in 2006 and $135 in 2005	(446)	(219)

Net income	$21,901	$22,176
Earnings per share:
Basic:
Income from continuing operations	$0.85	$0.89
Loss from discontinued operations	(0.02)	(0.01)
Net income per common share	$0.83	$0.88
Diluted:
Income from continuing operations	$0.81	$0.84
Loss from discontinued operations	(0.02)	(0.01)
Net income per common share	$0.79	$0.83
Weighted average number of common and common equivalent shares outstanding - diluted	27,682	26,761
Dividends per common share	$0.0975	$0.0975

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Schawk, Inc. 2006 Third-Quarter Results

Schawk, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Amounts)

	September 30, 2006 (Unaudited)	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$7,284	$7,519
Trade accounts receivable, less allowance for doubtful accounts of $5,166 at September 30, 2006 and $5,940 at December 31, 2005	125,200	117,723
Inventories	28,202	24,868
Prepaid expenses and other	11,163	9,701
Deferred income taxes	15,452	9,845
Assets of discontinued operations	--	29,253
Total current assets	187,301	198,909
Property and equipment, less accumulated depreciation of $86,643 at September 30, 2006 and $74,506 at December 31, 2005	75,487	77,291
Goodwill	247,671	233,838
Intangible assets, net	35,263	42,223
Other assets	5,325	6,557
Total assets	$551,047	$558,818
Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$20,238	$27,776
Accrued expenses	52,398	61,967
Income taxes payable	22,756	6,367
Current portion of long-term debt and capital lease obligations	58	454
Liabilities of discontinued operations	--	8,208
Total current liabilities	95,450	104,772
Long-term debt	151,414	169,528
Capital lease obligations	39	51
Other liabilities	19,939	27,383
Deferred income taxes	25,563	25,688
Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 28,905,094 and 28,441,689 shares issued at September 30, 2006 and December 31, 2005, respectively; 26,470,854 and 26,070,747 shares outstanding at September 30, 2006 and December 31, 2005, respectively	229	225
Additional paid-in capital	176,716	168,777
Retained earnings	107,739	88,424
Accumulated comprehensive income	3,124	1,933
	287,808	259,359
Treasury stock, at cost, 2,434,240 and 2,370,942 shares of common stock at September 30, 2006 and December 31, 2005, respectively	(29,166)	(27,963)
Total stockholders’ equity	258,642	231,396
Total liabilities and stockholders’ equity	$551,047	$558,818

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Schawk, Inc. 2006 Third-Quarter Results

Schawk, Inc.
Regulation G: Reconciliation of Non-GAAP measures to GAAP
Three Months Ended September 30, 2006 and 2005
(In thousands, Except Share Amounts)

	Three Months Ended September 30, 2006	Three Months Ended September 30, 2005
Operating income per GAAP	$15,803	$14,984
Acquisition integration expenses		1,971
Operating income before acquisition integration expenses (Non-GAAP)		$16,955
Income from continuing operations before income taxes per GAAP	$13,167	$12,919
Plus: Acquisition integration expenses (Non-GAAP)		1,971
Income from continuing operations before income taxes and integration expenses (Non-GAAP)		14,890
Income tax provision on Non-GAAP pretax income		5,494
Income from continuing operations before acquisition integration expenses (Non-GAAP)		$9,396
Weighted average number of common and common stock equivalent shares outstanding (GAAP)	27,496	27,705
Earnings per share fully diluted from continuing operations before acquisition integration expenses (Non-GAAP)		$0.33
Less: acquisition integration expenses after tax per share fully diluted (Non-GAAP)		(0.04)
Earnings per share fully diluted from continuing operations per GAAP	$0.30	$0.29
Income from discontinued operations, net of a tax benefit per fully diluted share per GAAP	- -	0.03
Earnings per share fully diluted per GAAP	$0.30	$0.32

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Schawk, Inc. 2006 Third-Quarter Results

Schawk, Inc.
Regulation G: Reconciliation of Non-GAAP measures to GAAP
Nine Months Ended September 30, 2006 and 2005
(In thousands, Except Share Amounts)

	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005
Operating income per GAAP	$43,656	$41,026
Acquisition integration expenses	758	3,772
Other income - reserve reversal from lawsuit settlement	(2,120)	--
Operating income before acquisition integration expenses and lawsuit settlement (Non-GAAP)	$42,294	$44,798
Income from continuing operations before income taxes per GAAP	$35,987	$35,820
Plus: Acquisition integration expenses (Non-GAAP)	758	3,772
Less: Other income - reserve reversal from lawsuit settlement (Non-GAAP)	(2,120)	--
Less: Other income (expense) - non-recurring proceeds from life insurance other income (Non-GAAP)	--	(486)
Income from continuing operations before income taxes, acquisition integration expenses, lawsuit settlement and other non-recurring income (Non-GAAP)	34,625	39,106
Income tax provision on Non-GAAP pretax income	13,054	14,665
Income from continuing operations before acquisition integration expenses, lawsuit settlement and other non-recurring income (Non-GAAP)	$21,571	$24,441
Weighted average number of common and common stock equivalent shares outstanding (GAAP)	27,682	26,761
Earnings per share fully diluted from continuing operations before acquisition integration expenses, lawsuit settlement and other non-recurring income (Non-GAAP)	$0.78	$0.92
Less: acquisition integration expenses after tax per share fully diluted (Non-GAAP)	(0.02)	(0.09)
Plus: Lawsuit settlement and other non-recurring income after tax per share fully diluted (Non-GAAP)	0.05	0.01
Earnings per share fully diluted from continuing operations per GAAP	$0.81	$0.84
Loss from discontinued operations, net of a tax benefit per fully diluted share per GAAP	(0.02)	(0.01)
Earnings per share fully diluted per GAAP	$0.79	$0.83